Personal and Confidential          July 17, 2015 Mr. David Dell’Osso Dear David, As a follow up to our conversation outlining the below, I am pleased to detail the promotion and compensation arrangement changes discussed. Effective July 20, 2015, you will assume the role of Vice President, Corporate Controller & Chief Accounting Officer. Cash Compensation Current % USD Effective 7/20/15 % USD Base Salary $249,312 Base Salary $285,000 AIP 35% $87,259 AIP 50% $142,500 Total Cash Opportunity $336,571 Total Cash Opportunity $427,500 Stock Option Grant: Subject to approval by the Board of Directors or its delegate, you will be awarded options to purchase 28,000 shares of common stock of Avaya Holdings Corp., the parent company of Avaya. The strike price of these options will be determined by the Board of Directors or its delegate based on the fair market value of Avaya Holdings common stock at the earlier of the future valuation of, or an initial public offering with respect to Avaya Holdings common stock. Generally, the award will vest over a four (4) year period, according to the following schedule: 1/4 on the first anniversary of the grant date and 1/16 on each quarterly anniversary thereafter. The specific terms of your award are contained in the Amended and Restated Avaya Holdings Corp. (formerly known as Sierra Holdings Corp.) 2007 Equity Incentive Plan and in the related individual award agreement, which exclusively control your stock options and supersede any other written or oral representations concerning your options, including this letter. You will receive a final copy of the plan and the agreement after your award has been approved by the Board of Directors. You must be an employee of Avaya on the vesting dates specified in your award agreement to receive your award. Restricted Stock Units (RSUs): Subject to approval by our Board of Directors, you will be awarded a grant of Restricted Stock Units (RSUs). The value of these RSUs is USD $65,000; the specific number of shares will be determined by the Board of Directors or its delegate based on the fair market value of Avaya Holdings common stock at the earlier of the future valuation of or an initial public offering with respect to Avaya Holdings common stock. Each RSU represents one share of common stock of Avaya Holdings Corp. The award will be governed by the terms and conditions of the Amended and Restated Avaya Holdings Corp. 2007 Equity Incentive Plan and your individual RSU Award Agreement. In addition, any shares received on vesting would be subject to the terms and conditions of a stockholders’ agreement, including restrictions on the sale or other permitted transfers of the issued shares. Generally, the RSUs will vest and become non-forfeitable over a four (4) year period, according to the following schedule: 1/4 on the first anniversary of the grant date and 1/16 on each quarterly anniversary thereafter. You must be an employee of Avaya on each vesting date in order for each respective portion of your award to vest. This award is subject to change at the Company’s sole discretion between the time of this letter and Board of Directors’ approval. Long-Term Cash Award: Subject to approval by our Board of Directors, you will be awarded a cash grant in the amount of USD $100,000. The award will be governed by the terms and conditions of your individual Award Agreement. Generally, this award will vest over a four (4) year period, according to the following schedule: 1/4 on the first anniversary of the grant date and 1/16 on each quarterly anniversary thereafter. You must be an employee of Avaya on each vesting date in order for each respective portion of your award to vest. The award agreement is subject to change at the Company’s sole discretion between the time of this letter and Board of Directors’ approval. You will receive a final copy of the agreement after your award has been approved by the Board of Directors. David, we consider you to be integral part of our future success and look forward to your continued leadership. To accept this offer, please sign below and return a copy of this letter to Carol Bonura in Executive Compensation at execcomp@avaya.com Sincerely, /s/ David W. Vellequette David W. Vellequette SVP and Chief Financial Officer Acknowledgement I, David Dell’Osso, acknowledge that I have read and understood the terms and conditions of the awards as outlined in this letter. Signature: ________/s/ L. David Dell’Osso______________________ Date: _______July 20, 2015______________________________